Exhibit 11:   Computation of shares used in determining net income per share (1)
-----------                        (Dollars in thousands)

                                                           Nine months ended             Three months ended
                                                             September 30,                  September 30,
                                                     -------------------------------------------------------------
                                                          1996           1997            1996             1997
                                                     --------------  ------------   ------------------------------
Net income                                           $       9,890   $    21,454    $       321      $     7,635
                                                     ==============  ============   =============    =============

Weighted average shares outstanding                     28,635,941    29,115,150      28,857,778       29,356,820

Shares issuable based on the treasury stock method:
Options                                                    675,070       560,523         641,844          785,605
Warrants                                                    73,363        44,822          73,005           71,172
                                                     ==============  ============   =============    =============
                                                        29,384,374    29,720,495      29,572,627       30,213,597
                                                     ==============  ============   =============    =============

 (1) Fully diluted income per share has not been separately presented, as the amounts would not be materially different from primary net income per share.


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